                                                      AGREEMENT NUMBER _________

                             JBA INTERNATIONAL, INC.
                            DISTRIBUTORSHIP AGREEMENT

JBA INTERNATIONAL, INC.          and     Casa Informatica, S.A _________________

(hereinafter called "JBA")               (hereinafter called "Distributor")

Address:                                 Address:
Centerpointe Building                    Carrera 19 No. 89-36 __________________
161 Gaither Drive                        Santafe de Bogota, DC _________________
Mount Laurel, NJ 08054                   Colombia ______________________________

accept and agree to the terms, provisions and conditions in the attached Terms and Conditions and the following Schedules which will constitute the entire Distributorship Agreement between the parties. The Effective Date of this Distributorship Agreement is as indicated below.

JBA                                      DISTRIBUTOR

Signed for and on behalf of JBA:         Signed for and on behalf of Distributor

Name         Bill Culp                   Name        Rafael Delgado
           ----------------------------            -----------------------------
Title        Vice President              Title       Gerente General
           ----------------------------            -----------------------------
Signature    Bill Culp                   Signature   Rafael Delgado
           ----------------------------            -----------------------------
Date         August 19, 1998             Date        August 1, 1998
           ----------------------------            -----------------------------

Effective Date: August 19, 1998
               ------------------------

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TERMS & CONDITIONS

1. DEFINITIONS AND CONSTRUCTION:

         (a) As used in this Distributorship Agreement, the following terms shall have the meanings set forth below:

"Confidential Information" shall mean all information (oral or written and in any medium whatsoever) concerning the business and affairs of either party that the other has obtained or received from any source as a result of discussions leading to this Distributorship Agreement or otherwise, or which such party hereafter obtains during the course of its performance hereunder, save that which is deemed not to be Confidential Information under Section 17(c) hereof.

"Committed Resources" shall mean the personnel and other resources which the Distributor has committed to maintain for the purpose of commercially exploiting the Territory as set forth in Schedule C hereof.

"Certification" shall mean the educational training as required by JBA, as such requirements may be amended and updated by JBA from time to time.

"Distributor" shall mean the Person identified as such on the signature page of this Distributorship Agreement.

"End User" shall mean a Person who has acquired, through license, a right (i) to use the Products in such Person's trade or business to meet its internal data processing needs; and/or (ii) to use the Products in a trade or business of its majority-owned affiliate to meet such affiliates data processing needs.

"Distributorship Agreement" shall mean this Distributorship Agreement in its entirety, including all Schedules and attachments referencing this Distributorship Agreement, as the same may be amended from time to time.

"JBA" shall mean JBA International, Inc., a company incorporated in the State of Georgia, with its principal place of business in Mt. Laurel, NJ.

"JBA Group" shall mean collectively, JBA Holdings, PLC, and all Persons controlled, directly or indirectly, by JBA Holdings, PLC, including JBA.

"Person" shall mean any individual, corporation, proprietorship, partnership, association, limited liability company, trust, government, governmental agency or body, or any other group or entity, no matter how or when organized and whether or not for profit.

"Primary Sales Target" shall mean the primary sales target set out in Schedule B to this Distributorship Agreement, as reset from time to time by JBA on an annual basis pursuant to Section 5(g) hereof.

"Products" shall mean the software and services as to which this Distributorship Agreement relates as determined by JBA, such determination to be provided to Distributor from time to time by JBA in writing specifically referencing this Distributorship Agreement. The software shall be limited to such products, versions and modules specified on Exhibit A (as may be amended from time to time by JBA).

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"Software License and Support Agreement" shall mean JBA's standard Software
License and Support Agreement, as amended from time to time by JBA. Any amendments or supplements to JBA's standard agreement to localize its use in the Territory or otherwise must be approved in advance by JBA. Copies of all such agreements shall be provided to JBA for approval as to form and substance.

"Territory" shall mean the geographic area identified as the territory as determined by JBA and set forth in Exhibit A hereto.

"Works" shall mean all materials (whether tangible or intangible) including system software and hardware designs, plans, drawings, graphics, enhancements, combinations and architecture and work flow designs and procedures, files, reports, records, data and data management or other techniques, and programs (including source and object code versions thereof) in any medium of expression that are or may be subject to copyright or other protection.

         (b) The use herein of the words "include," "includes" and "including" shall be by way of illustration and without limitation to matters otherwise enumerated thereafter. The use of the words "hereto," "herein," and "hereunder" refer to this Distributorship Agreement in its entirety, including any schedules, addenda, or attachments incorporated herein by reference.

2. APPOINTMENT OF DISTRIBUTOR:

         (a) Subject to the terms and conditions contained in this Distributorship Agreement, JBA hereby appoints Distributor to act as JBA's distributor, during the initial term hereof and thereafter until terminated pursuant to this Distributorship Agreement, to perform as follows:

             (i) to actively promote and market, in any lawful manner not inconsistent with any policy or directive of JBA in effect from time to time, the licensing, installation and use of the Products, including software maintenance and support services, to End Users and to prospective End Users located within the Territory, and any other prospective End Users identified to Distributor by JBA from time to time;

             (ii) to solicit orders for Products from End Users or prospective End Users located within the Territory, and any other prospective End Users identified to Distributor by JBA from time to time;

             (iii) to enter into Software License, and Support Agreements with End Users or prospective End Users located within the Territory and any other prospective End Users identified to Distributor by JBA from time to time, provided, however, that no such agreement shall be effective or binding upon JBA unless and until JBA shall have accepted such agreement in writing (which condition precedent shall be called to the attention, in writing, to all prospective End Users); and

             (iv) to furnish installation, maintenance and support services to End Users located within the Territory, and any other prospective End Users identified to Distributor by JBA from time to time, provided, always, that such services shall be performed strictly in accordance with JBA's practices, policies and guidelines applicable thereto, as in effect from time to time.

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         (b) Notwithstanding anything in this Distributorship Agreement to the contrary, Distributor is and shall remain an independent contractor and shall have no power or authority to bind JBA or otherwise to act for or on behalf of JBA. Distributor covenants and agrees that it shall not hold itself out as an agent or affiliate of JBA or otherwise conduct itself in any fashion inconsistent with its independent contractor status, nor shall it use any name, tradename, trademark, servicemark or other identification or indication of source of origin which might lead an End User or prospective End User to believe that Distributor is an agent of or affiliated with JBA.

3. TERM: The term of this Distributorship Agreement, which commences on the Effective Date set forth on the signature page hereof, shall be for an initial period of one (1) year, unless sooner terminated by a party as permitted herein. This Distributorship Agreement shall renew automatically at the end of the initial term for a one (1) year renewal term and shall renew automatically for additional one (1) year terms each year thereafter, unless terminated by JBA by written notice given at least ninety (90) days prior to the end of the initial term or any renewal term, or unless otherwise terminated in accordance with this Distributorship Agreement. JBA may, at reasonable times during the term of this Distributorship Agreement, review Distributor's performance hereunder and may terminate this Distributorship Agreement if Distributor is not satisfactorily meeting its Primary Sales Targets as set forth from time to time by JBA in accordance with the terms hereof.

4. REPRESENTATIONS AND GENERAL OBLIGATIONS OF JBA:

         (a) JBA represents and warrants that JBA has the corporate authority to enter into this Distributorship Agreement and that the Products do not infringe any copyrights or patents of any other Person.

         (b) JBA represents and warrants that it has the necessary permission, express or otherwise, to enable any Products owned by third parties to be provided to Distributor without infringing any third party copyright or patent rights and that Distributors use of such third party-owned Products in accordance with this Distributorship Agreement will not infringe any such third party-owned patents or copyrights. Third party-owned Products may be covered by specific terms and conditions in addition to the terms and conditions of this Distributorship Agreement and, where applicable, such specific terms and conditions are incorporated in this Distributorship Agreement.

         (c) During the term of this Distributorship Agreement and for a period of six (6) months after termination of this Distributorship Agreement, JBA agrees not to hire any of Distributor's employees for permanent or temporary employment, or as a subcontractor or consultant without the prior written consent of Distributor. The Distributor's consent shall not be unreasonably delayed or withheld.

         (d) Magnetic media used to distribute Products and enhancements and updates of Products may contain additional software code which Distributor is not authorized to

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promote, market, use, sell or otherwise transfer. The presence of such additional code on such media in no way implies that Distributor has any rights whatsoever with respect thereto.

5. ADDITIONAL COVENANTS OF JBA: JBA will use its reasonable endeavors to:

         (a) provide Distributor with such object code and other supporting documentation for the Products for which Distributor is authorized (as JBA deems necessary in its absolute discretion) for demonstration, education and marketing purposes for fees established by JBA from time to time;

         (b) provide training for employees of Distributor to the extent deemed necessary by JBA, in its absolute discretion, in order to enable them to market, install and support the Products. JBA will, from time to time, schedule classes on the Products and methods, said classes to be conducted at such times and locations as may be determined by JBA in its absolute discretion for fees established by JBA from time to time. In all cases, Distributor will be responsible for all travel, accommodation, and other expenses of its employees for attending such classes;

         (c) provide Distributor with any corrections, enhancements and upgrades to the Products that JBA may develop and make generally available to End Users under maintenance agreements with JBA, together with associated documentation. JBA reserves the right to determine the media to be used for the distribution of these materials. In any event, the cost of distribution from JBA to Distributor will be borne by Distributor;

         (d) provide Distributor with such information as JBA considers necessary on new functionality introduced into the Products, and the availability of new versions of the Products;

         (e) issue from time to time a price list for Product license fees;

         (f) offer software Products licensed for use in the Territory for which Distributor is certified at the rates set forth by JBA from time to time; and

         (g) on an annual basis, following discussion with Distributor, set the Primary Sales Target applicable for the following year.

6. REPRESENTATIONS AND GENERAL OBLIGATIONS OF DISTRIBUTOR:

         (a) Distributor represents and warrants that it has full right, power and corporate authority to enter into this Distributorship Agreement and to perform the services required hereunder and that performance hereunder does not and will not violate the charter or bylaws of Distributor or any agreement or instrument to which Distributor is a party or is bound or any law, rule or regulation applicable to or binding upon Distributor.

         (b) Distributor represents and warrants that it has the necessary permission, express or otherwise, to enable any Products owned by third parties and necessary for JBA to fulfill its obligations under this Distributorship Agreement to be used by Distributor without infringing third party copyright, patent or any

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other rights and that the disclosure or use of such third party Products by JBA and/or Distributor will not involve any breach of contract. Third party Products may be covered by specific terms and conditions in addition to the terms and conditions of this Distributorship Agreement and, where applicable, such specific terms and conditions form part of this Distributorship Agreement when such third party Products are licensed or purchased. Distributor acknowledges that such third parties shall retain all right, title and interest in and to all tangible and intangible incidents of such third party Products.

         (c) Distributor agrees to establish and maintain at the expense of Distributor the Committed Resources at all times during the term hereof.

         (d) Distributor agrees to market Products only in a manner that is not contrary to this Distributorship Agreement and to comply with all federal, state and local laws and regulations which are applicable to activities undertaken pursuant to this Distributorship Agreement.

         (e) Distributor agrees to: (i) keep and maintain proper and adequate records relating to its performance under this Distributorship Agreement, and make the same available for inspection by JBA or its representatives during customary business hours upon JBA's request; (ii) provide and maintain the day to day support, personnel and financial resources necessary to honor all obligations under this Distributorship Agreement and generally perform all duties hereunder with the highest care and skill in order to cultivate and maintain good relations with End Users and prospective End Users in the Territory, (iii) pay all amounts owed to JBA (without abatement, deduction or set off) within the payment terms established from time to time by JBA and outlined in any JBA software distributor pricing and policy guides. When JBA negotiates extended or special payment terms directly with an End User or prospective End User, such terms will apply to the Distributor. Interest on amounts not paid when due shall accrue at a rate equal to the lesser of the highest rate allowed by law or 1.5% per month or part thereof. Distributor shall promptly notifiy JBA of all laws and regulations in effect anywhere within the Territory from time to time relating to the packaging and labeling of the Products, and promptly notify JBA if it becomes aware that the arrangements contemplated by this Distributorship Agreement are or may be in breach of any such laws or regulations.

         (f) Distributor further agrees while acting hereunder and for a period of six (6) months thereafter: (i) to refrain from directly or indirectly soliciting, engaging or employing the services, whether as an employee or as an independent contractor, of any Person who at the time of such solicitation, employment or engagement is an employee of JBA or any member of the JBA Group without the prior written consent of JBA; and (ii) to refrain from directly or indirectly distributing, selling or licensing in the Territory any products similar to or competitive with any Product without the prior written consent of JBA. The obligations herein set forth shall survive the termination of this Distributorship Agreement for six (6) calendar months.

         (g) Distributor shall not make any promises, statements or representations or give any warranties in connection with

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Products covered by this Distributorship Agreement for or on behalf of JBA, or other third parties, including any promise, statement, representation or warranty indicating or implying that the performance of the Products is greater or different than indicated in the related user documentation, brochures and other sales literature approved in writing, in advance by JBA.

         (h) Distributor agrees to maintain and execute all business practices necessary or desirable to: (i) protect the copyrights, patents and other proprietary rights of JBA in and to the Products; and (ii) prevent the disclosure of any source code for any Product or any correction, revision or enhancement of any Product to any Person whatsoever, except as expressly authorized by JBA hereunder. Distributor further undertakes to take all such steps as shall from time to time be necessary or desirable to ensure compliance with the provisions of Section 17 of this Distributorship Agreement by its employees and by its agents, consultants and subcontractors. Distributor does hereby indemnify and hold harmless JBA and each member of the JBA Group against any loss, cost, damage or expense of any kind, including, attorney fees and other costs of enforcement, sustained or incurred as a result of Distributor's failure to comply with the provisions of Section 17. Distributor shall promptly notify JBA if it becomes aware of any disclosure, publication or other breach of confidence by any Person to whom Distributor divulges any JBA Confidential Information and shall give to JBA all assistance in connection with any proceedings that JBA may institute against such Person. Distributor's obligation to protect and maintain JBA's Confidential Information shall survive indefinitely termination of this Distributorship Agreement for any reason.

         (i) Distributor agrees to maintain at all times current Certification by JBA for the license and installation of Products and to comply with any and all requirements for the renewal of such Certification. Distributor shall only be approved to deal with those Products for which Distributor maintains such current Certification.

7. ADDITIONAL COVENANTS OF DISTRIBUTOR:

         (a) In addition to the obligations contained herein, Distributor acknowledges that (i) JBA holds all right, title and interest in and to all tangible and intangible right to and incidents of the Products; (ii) JBA claims copyright protection in and to the Products; (iii) such Products contain valuable, proprietary, confidential and trade secret information of JBA, and
(iv) JBA reserves to itself all rights and benefits afforded under all copyright laws and conventions.

         (b) Distributor agrees to take such action as may be necessary or desirable for JBA to receive full and due accreditation for the Products, and further agrees that JBA's name shall be used in descriptions of the Products and in all marketing thereof, unless otherwise agreed in writing by JBA.

         (c) Distributor shall not: (i) be entitled to license or to enter into any contracts for the licensing of the Products on behalf of JBA or to bind JBA in any way; (ii) hold itself out or permit any Person to hold itself out as being authorized to bind JBA in any way; (iii) do any act which might reasonably create the

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impression that it is authorized to do any of the acts referred to in items (i)
and (ii) above; or (iv) incur any expense, debt, obligation, liability or tax for or on account of JBA or otherwise commit or pledge the credit of JBA in any way.

         (d) Distributor further agrees to:

             (i) assist JBA in the commercial exploitation of the Territory and ensure that its employees are adequately trained in all aspects of the Products so that these obligations can be fulfilled;

             (ii) provide JBA with reports concerning each End User identifying and describing any problems or other matters of interest occurring during or relating to the installation of Products licensed to such End User, such reports to be provided promptly and in any event within four (4) calendar months after the signing of any Software License and Support Agreement;

             (iii) on a monthly basis, no later than the fifth day of each month, provide JBA with a forecast of orders for Products expected to occur during the next three-month (or longer) period;

             (iv) endeavor to sell to End Users JBA's software support services;

             (v) assist JBA with the development and improvement of the Products and with the implementation and servicing of the programs described in this Schedule SA, including referring to JBA all recommendations and comments received from End Users and prospective End Users of the Products, as soon as reasonably practical;

             (vi) promptly inform JBA of any complaint concerning the Products which is received by Distributor, and/or matters likely to be relevant in relation to the development, promotion, licensing, use or maintenance of the Products in the Territory; and

             (vii) maintain demonstration equipment, facilities and resources in the Territory acceptable to JBA.

8 NON-EXCLUSIVE TERRITORY:

         (a) Any Territory described in Schedule A to this Distributorship Agreement shall be non-exclusive and JBA shall retain the right to sell, license and market in such Territory, directly or indirectly, including, the right to appoint additional Distributors to operate in such Territory, without incurring any commission or other obligation to Distributor.

         (b) Distributor's right to any and all commissions, finder's fees and/or payments of any kind shall be limited solely to Product sales by Distributor in the Territory, except as otherwise agreed by JBA in writing as an addendum to this Distributorship Agreement. Distributor shall not solicit any orders for Products covered by this Distributorship Agreement to be purchased and/or used outside the Territory from any Person wherever located. For the purposes of this Distributorship Agreement, a software Product shall be deemed to be used at the location of the central processing unit on which such Product is run.

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9. TERMINATION:

         (a) This Distributorship Agreement may be terminated forthwith by JBA upon written notice to Distributor upon the occurrence of any one or more of the following events: (i) if Distributor shall fail to comply with or breach any term or condition of this Distributorship Agreement or to perform any of its obligations under or pursuant to this Distributorship Agreement, including the failure to pay any amount due hereunder, (ii) if a change in ownership or control of Distributor or Distributor's business shall occur, whether voluntary, by operation of law or otherwise, and whether beneficial or otherwise to Distributor. If the Distributor provides JBA with an ownership transition plan which JBA approves in advance in writing, in its absolute discretion, then this Distributorship Agreement will remain in effect upon the execution of the ownership transition plan.

         (b) Distributor may be terminated by JBA immediately and without prior notice to Distributor upon the occurrence of any one or more of the following events:

             (i) if Distributor in any year fails to obtain orders for Products to be used in the Territory aggregating at least seventy percent (70%) of the aggregate Primary Sales Target established by JBA for such year;

             (ii) if Distributor convenes a meeting of its creditors or a proposal shall be made for a voluntary arrangement in respect of insolvency or a proposal shall be made for any other composition, scheme or arrangement with (or assignment for the benefit of) its creditors, or Distributor shall be unable to pay its debts as they fall due, or a trustee, receiver, administrator or similar officer is appointed in respect of all or any part of the business or assets of Distributor, or a petition is filed by Distributor seeking relief under the United States Bankruptcy Code or any similar or successor legislation (whether US. or foreign), or a petition is filed against Distributor under the United States Bankruptcy Code or any similar or successor legislation (whether US. or foreign), and such petition remains undismissed for a period of sixty days;

             (iii) if a change in ownership, whether beneficial or otherwise, of Distributor shall occur such that either (x) a third party reasonably deemed by JBA to be its competitor owns a material interest in Distributor, or (y) any party not presently beneficially owning an equity interest in Distributor owns an equity interest in Distributor greater than fifteen percent (15%) of the aggregate outstanding equity interest;

             (iv) if Distributor markets, installs or supports any other products deemed by JBA as competitive to the Products described herein; or

             (v) if Distributor should, for any reason, fail to maintain current Certification by JBA for the sale and installation of any Products in accordance with the terms herof.

         (c) Distributor may terminate this Distributorship Agreement if JBA commits a material breach of any material term or condition hereof and, in the case of a breach capable of being remedied, JBA shall not have remedied such breach within sixty (60) days of its receipt of Distributor's written request to remedy same.

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10. EFFECT OF TERMINATION:

(a) JBA shall not be liable to Distributor by reason of the termination of this Distributorship Agreement in accordance with the terms hereof for compensation, reimbursement or damages whatsoever, including compensation, reimbursement or damages for or arising out of the loss of prospective profits on anticipated or prospective sales, or on account of expenditures, investments, loss of commitments in connection with the business or goodwill of either party, or otherwise, nor shall JBA be liable or obligated to Distributor in any way for subsequent business conducted by JBA, directly or indirectly, with a party introduced to JBA by or through Distributor. The termination of this Distributorship Agreement, however, shall not release either party from any obligation to pay to the other any sum which may then be owing or any other obligation that, by the terms hereof, survives termination of this Distributorship Agreement. In the event that either party has any business transactions with the other or with customers of the other after termination of this Distributorship Agreement, such transactions shall not be construed as a renewal of this Distributorship Agreement or any part hereof.

         (b) Upon termination of this Distributorship Agreement or any part hereof, Distributor shall indemnify, defend and hold harmless JBA and each member of the JBA Group from and against any and all liabilities, losses, damages, claims, costs, suits, charges, demands, proceedings, actions and expenses paid or incurred in meeting Distributor's obligations or the joint obligations of Distributor and JBA under any support or any other agreement entered into between the parties hereto (or either of them) and any third Person.

         (c) Upon termination for any reason or expiration of this Distributorship Agreement, each party shall return to the other or destroy any proprietary or Confidential Information in its possession and an officer of each party shall confirm in writing to the other within thirty (30) days after such termination or expiration hereof compliance with the provisions of this Section
10. If Distributor shall default in the performance of such obligations, JBA may, by its employees or agents or otherwise, take such steps as may be necessary to destroy effectively or erase any copy of the Products and any proprietary or Confidential Information contained in any data retrieval system under the control of Distributor.

         (d) Upon termination of this Distributorship Agreement: (i) the obligations of Distributor or any End User and JBA under any agreement including support and maintenance agreements shall remain in full force and effect; and
(ii) Distributor shall provide JBA with details of any existing support contracts for the Products.

         (e) The provisions of this Section 10 shall survive termination of this Distribution Agreement for any reason.

11. INDEMNIFICATION: During the term of this Distributorship Agreement, and after termination of this Distributorship Agreement as set forth in Section 10 above, Distributor agrees to and hereby does: (a) indemnify, defend and hold harmless JBA and each member of the JBA Group from and against any and all losses, claims, damages, costs, charges, expenses, liabilities, suits,

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demands, proceedings and actions, including attorneys' fees and costs of defense, arising out of or relating to injuries to Persons (including death) or damage to property which may be sustained or incurred as a result of or by reason of or caused in whole or in party by (i) the negligence, recklessness, or willful misconduct of Distributor or its agents, employees, consultants, or subcontractors, (ii) any unauthorized action or omission of Distributor or its agents, employees, consultants, or subcontractors, (iii) the manner in which Distributor markets or sells the Products, (iv) the sale, provision or supply by Distributor of any products or services for use in connection with or in relation to the Products, or (v) any breach or alleged breach of any applicable laws or regulations relating to the storage, marketing, export, license, or sale of the Products; and (b) indemnify, defend and hold harmless JBA and each member of the JBA Group from and against any and all actions, suits, proceedings, costs, claims, demands and expenses paid or incurred for or in respect of any claim of infringement of patents, trademarks, industrial designs, copyrights, or other intellectual property rights arising under the laws of any country if such shall be due to or caused in whole or in part by Distributor's act or omission, whether or not negligence, recklessness or willful misconduct or caused, in whole or in part, by any alteration, modification, adjustment or use of the Products. The obligations under this Section 11 shall survive termination of this Distributorship Agreement for any reason.

12. NAMES AND TRADEMARKS: Distributor shall not at any time during the term of this Distributorship Agreement or thereafter claim any right, title or interest in the name "JBA International, Inc.", "JBA International", "JBA" or any other trademark, servicemark or trade name used, owned or applied for by JBA or any member of the JBA Group, including those trademarks, servicemarks and or used trade names set forth in JBA's literature, in connection with or on any Products.

13. OWNERSHIP:

         (a) Distributor hereby covenants and agrees that any modifications made to the Products by Distributor, and any versions of the Products developed by Distributor, shall be the exclusive property of JBA and not of Distributor. Distributor shall cooperate fully with JBA should JBA desire to file any copyright or patent applications pertaining to the foregoing. Distributor acknowledges and agrees that all Works relating to the Products shall be the sole and exclusive property of JBA, whether developed, created, conceived or made solely by Distributor or in collaboration with any person.

         (b) JBA shall also own all intellectual property rights in and to all Works relating to the Products, including use and derivative use thereof, patent and copyright rights. Distributor hereby irrevocably and unconditionally sells, conveys, assigns and transfers to JBA, without the necessity of any consideration in addition to the consideration received by Distributor hereunder, all right, title and interest in and to such Works.

         (c) This assignment shall be operative with respect to all intellectual property and moral rights in and to all Works relating to the Products. This assignment includes any and all rights to secure any renewals or extensions of copyrights in the United States and elsewhere and transfers to JBA any and all

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rights of action and recovery, if any, possessed by Distributor for past infringement by others. Distributor shall obtain from Distributor's employees, subcontractors, consultants and agents any agreement or assignment required to confirm such rights in JBA and to assign to JBA all rights in and to such Works as aforesaid. These obligations shall survive termination of the Distributorship Agreement and this Software Distributor Addendum for any reason.

         (d) The foregoing provisions shall apply to any Works relating to the Products conceived, developed, created or provided by Distributor in connection with any localization of the Products.

         (e) Any stand-alone addition to the Products which has no reliance on, or integration with, the Products, and which are developed solely by Distributor, without JBA's assistance, shall be Distributor's property, and shall be marketed and represented only as separate and distinct from the Products. Such software shall be clearly marked as a product of Distributor and not of JBA, unless JBA agrees in writing that such product may be sold as a JBA-related product.

         (f) The parties acknowledge that the remedies available at law for a breach of the provisions of this Section 13 are inadequate, and accordingly agree that, in the event of any breach or threatened breach of such provisions by a party, the other party shall be entitled to equitable relief, including the entry of temporary restraining orders and preliminary and permanent injunctions, without the need to post any bond or other security, said relief to be in addition to, and not in limitation of, any other remedy available to such other party. The provisions of this Section 13 shall survive termination of this Distributorship Agreement for any reason.

14. ORDERS: Distributor may order Products pursuant to the terms hereof by delivering to JBA a purchase order or letter signed by Distributor's duly authorized representative (or facsimile copy thereof) and specifying the Products being ordered, delivery site and other pertinent information. Distributor will also provide any applicable JBA license and support agreements. The purchase order shall be effective only when accepted by JBA in writing. Any terms and conditions of the purchase order that conflict with, add to or modify JBA's terms and conditions of sale are expressly rejected, notwithstanding JBA's acceptance of the purchase order. The terms and conditions of this Distributorship Agreement shall comprise the terms and conditions governing the purchase and sale of the Products ordered. Distributor agrees that any order in excess of the credit limit established by JBA shall be accompanied by payment for the amount over such limit.

15. PRICING AND PAYMENT:

         (a) Prices shall be set by JBA and be provided to Distributor on Schedule B, as amended by JBA from time to time. JBA may adjust such prices, in the absolute exercise of its discretion, upon thirty (30) days' prior written notice to Distributor, provided, however, that JBA agrees that any price adjustment to Distributor shall be consistent with price adjustments applied concurrently to other Distributors. Price adjustments shall not apply to any Products ordered by Distributor prior to the effective date of any such price adjustment All prices shall be net to JBA of any costs, expenses, taxes or other charges, all of which shall be for Distributor's account.

         (b) Distributor may also license Products at a discounted price if solely for use in developing, testing and supporting its customers. Distributor agrees not to transfer, sell or lease such Products. The purchase of a development system will not count in determining Distributors commitment level and prices.

         (c) All fees payable by JBA under this Distributorship Agreement shall be net of any applicable value added tax, import or export duty, and sales or use tax of any nature. The Distributor shall be solely responsible for the tax consequences associated with payments hereunder. The Distributor shall pay directly, or reimburse JBA where applicable, for any taxes imposed upon JBA based upon the Distributor's services hereunder, excepting only taxes based upon JBA's net income. JBA shall not be responsible for paying, collecting or withholding any federal, state or local employment, social security or similar taxes associated with any of the Distributor's services provided hereunder.

16. APPLICATION AND FINANCIAL INFORMATION: Distributor has provided JBA with certain business, financial and other information and material and JBA has relied on such information and material in determining to appoint Distributor and enter into this Distributorship Agreement. Distributor represents and warrants that all material and information provided is true, correct and complete.

17. CONFIDENTIALITY:

         (a) Each party acknowledges that, in connection with the transactions contemplated by this Distributorship Agreement and the performance of the parties' obligations hereunder, each Party has obtained and will obtain proprietary and Confidential Information of the other, including the terms of this Distributorship Agreement and the pricing for the Products. Each party agrees that it shall not, and shall take appropriate steps to ensure that its agents, subcontractors, consultants and employees shall not, reveal, report publish or otherwise disclose to any other Person, nor use in any manner not contemplated by this Distributorship Agreement, the proprietary or Confidential Information of the other party, without such other party's prior written consent.

         (b) Information shall be deemed not to be proprietary or Confidential Information subject to the restrictions set forth in this Section K if: (i) it is presently known to the public or generally to Persons in the industries in which Distributor or JBA engage; -or (ii) becomes so known without breach hereunder by any Person with a duty of confidentiality or non-disclosure, including, breach by any party of such party's duties under this Section 17.

         (c) Distributor agrees that it will not reverse engineer, decompile or deconvert any software delivered to Distributor by JBA in object code only.

         (d) The parties acknowledge that the remedies available at law for a breach of the provisions of this Section 17 are inadequate, and accordingly agree that, in the event of any breach or threatened breach of such provisions by a party, the other party shall be entitled to equitable relief, including the entry of temporary restraining orders and preliminary and permanent injunctions, without the need to post any bond or other security, said relief to be in addition to, and not in limitation of, any other remedy available to such other party. The provisions of this Section 17 shall survive termination of this Distributorship Agreement for any reason.

18. LIMITATIONS OF WARRANTIES: EXCEPT AS SET FORTH HEREIN, JBA MAKES NO WARRANTIES WITH RESPECT TO THE PRODUCTS, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS SPECIFICALLY ANY WARRANTY OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE. ANY WARRANTY EXTENDED BY DISTRIBUTOR TO AN END USER, PROSPECTIVE END USER OR ANY OTHER PERSON BEYOND THE SCOPE OF JBA'S EXPRESS WARRANTIES is HEREBY DISCLAIMED.

19. LIMITATION OF LIABILITY: JBA SHALL NOT BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES ARISING OUT OF THE PERFORMANCE, FAILURE TO PERFORM, BREACH OR TERMINATION OF THIS DISTRIBUTORSHIP AGREEMENT, INCLUDING LOST PROFITS, LOST SALES OR OTHER ECONOMIC LOSS ARISING OUT OF THE PERFORMANCE, FAILURE TO PERFORM, BREACH OR TERMINATION OF THIS DISTRIBUTORSHIP AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER THE CLAIM IS BASED IN CONTRACT, TORT OR OTHERWISE AND WHETHER OR NOT ANY LIMITATION ON REMEDIES SET FORTH HEREIN IS RENDERED UNENFORCEABLE FOR ANY REASON. THIS SECTION M SHALL SURVIVE TERMINATION OF THIS DISTRIBUTORSHIP AGREEMENT FOR
ANY REASON.

20. NOTICES: All notices, consents or approvals required to be given pursuant to this Distributorship Agreement and all correspondence relating to the terms or performance of this Distributorship Agreement shall be in the English language and shall be sent to the parties' addresses as set forth on page 1 of this Distributorship Agreement. Notices, consents, approvals and other correspondence shall be deemed given: (a) if mailed, when deposited in the United States Mail with all first-class postage due thereon fully prepaid; (b) if delivered by messenger or courier, at the time of delivery; (c) if sent by certified mail, upon the day following the second day of postage; (d) if sent by telecopier, upon the electronic confirmation of receipt by the addressee; or (e) if sent by overnight courier, on the next business day. Either party may change its address by giving written notice of such change to the other party.

21. APPLICABLE LAW: This Distributorship Agreement, all of the terms, provisions and conditions of this Distributorship Agreement, all questions or issues of construction, validity and performance under this Distributorship Agreement, and any dispute or claim arising out of or relating to this Distributorship Agreement or breach hereof or the relationship between Distributor and JBA shall be governed by the laws of the State of New Jersey applicable to contracts made and to be wholly performed in that State, without regard to conflicts of law rules.

22. DISPUTES AND ARBITRATION: Any and all disputes or claims arising out of or relating to this Distributorship Agreement or breach hereof or the relationship between Distributor and JBA shall be resolved and/or settled exclusively by binding arbitration conducted in the State of New Jersey before a board of three
(3) arbitrators nominated by the American Arbitration Association and accepted by the parties. Such arbitration shall be conducted in accordance with the commercial arbitration rules then in effect of the American Arbitration Association. Any award entered by the arbitrators shall be final, binding and non-appealable and judgment may be entered by any party in accordance with applicable law in any court of competent jurisdiction. The arbitrators shall be required to apply and follow the applicable law in resolving any dispute hereunder. This arbitration provision shall be specifically enforceable. The arbitrators shall have the power to decide all disputes, except those involving claims for equitable relief.

23. ASSIGNMENT OF RIGHTS: Distributor shall not, and shall not be entitled to, assign or transfer any of the rights granted by, or arising under or in respect of, this Distributorship Agreement to any other Person, or to delegate or subcontract the performance of any of its obligations or duties under or in respect of this Distributorship Agreement whether by agreement, operation of law or otherwise, or to appoint any agent, subcontractor or consultant to perform any such obligation or duty without the prior written consent of JBA. Any attempted assignment or delegation made without such prior written consent shall be deemed null, void and of no legal force or effect whatsoever.

24. BINDING EFFECT: On and after the Effective Date of this Distributorship Agreement, this Distributorship Agreement shall be deemed binding upon and inure to the benefit of the parties, their respective personal representatives, and permitted successors and assigns.

25. FORCE MAJEURE: JBA shall not be liable or deemed in default for any delay or failure in performance or any breach of its obligations under, or in respect of, this Distributorship Agreement resulting directly or indirectly, in whole or in part, from any cause or causes beyond JBA's reasonable control, including acts of God, accidents, fire, earthquake, calamity, windstorm, flood, strikes or labor disputes (of its own or other's employees), war or national emergency, insurrection, riot or civil commotion, embargoes, material or container shortages, delays in transportation, inability to obtain export permits, supplies, raw materials, Products, parts or components on terms reasonably acceptable to JBA, or requirements or regulations of any civil or military authority ("an Event of Force Majeure"). JBA hereby agrees to give notice to Distributor as soon as practicable upon becoming aware of an Event of Force Majeure. In such event, JBA's performance of any such obligation or duty shall be suspended for such period as JBA is unable to perform such obligation or duty. During the suspension of JBA's performance,

JBA may, at its election, offer to provide Distributor substituted performance, subject to Distributor's acceptance thereof together with Distributor's agreement to pay all actual increases in cost or expense necessary to provide such substituted performance.

26. WAIVER: The failure of either party to require strict compliance by the other with the terms and conditions of this Distributorship Agreement shall not be construed as a waiver of such provision or of any other provisions, or of the right of such party thereafter to enforce any term, covenant or provision of this Distributorship Agreement. The waiver by either party of a breach or default of any of the provisions of this Distributorship Agreement by the other party shall not be effective unless in writing, and shall not be construed as a waiver of any succeeding or other breach of any other provisions. No delay or omission on the part of either party to exercise or avail itself of any right, power, or privilege that it has or may have hereunder shall operate as a waiver of any breach or default by the other party.

27. ENTIRE AGREEMENT: This Distributorship Agreement, including the schedules and agreements expressly referred to herein, constitutes the entire agreement between the parties governing the matters described herein and shall be construed to supersede and replace all previous oral and written representations, warranties and agreements, express or implied, related to the subject matter hereof and to have fully integrated all representations, warranties and agreements concerning the subject matter made by either party or its authorized representative prior to the Effective Date hereof. JBA shall not be liable to Distributor for loss arising from or in connection with any representations, agreements, statements, or undertakings made prior to the Effective Date of this Distributorship Agreement other than those representations, agreements, statements and undertakings expressly set forth in this Distributorship Agreement.

28. INVALIDITY AND SEVERABILITY: The provisions of this Distributorship Agreement obligate Distributor and JBA only to the extent that such provisions are lawful. If any provision of this Distributorship Agreement shall be found to be invalid or unenforceable, the invalidity or unenforceability of such provision shall not affect the other provisions of this Distributorship Agreement and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect. The parties hereby agree to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the economic, legal and commercial objectives of the invalid or unenforceable provision.

29. HEADINGS: The headings appearing before certain sections of this Distributorship Agreement exist merely to facilitate the reading of this Distributorship Agreement, and shall not be construed to limit, expand or otherwise affect the intent or meaning of the following text.

30. CONFLICT: In the event of a conflict between any provision found in the body of this Distributorship Agreement and any provision found in any attached Schedule, the applicable Schedule shall control, but only to the extent necessary to resolve the conflict and only as to those matters within the subject matter of the applicable Schedule.

31. AUDIT RIGHT: Upon prior notice by JBA to Distributor, JBA and its authorized representatives shall have the right to audit the books and records of Distributor, including a review of all Software License and Support Agreements entered into by Distributor hereunder and all documentation and correspondence relating thereto. Such audit shall be conducted during normal business hours. Distributor agrees to cooperate with JBA in all reasonable respects in connection therewith.

32. MULTIPLE ORIGINALS: This Distributorship Agreement may be executed in multiple counterparts, each of which shall be deemed an original hereof.

                                   SCHEDULE A

                      DISTRIBUTOR'S NON-EXCLUSIVE TERRITORY

         The Distributor's territory shall consist of the following geographic area(s):

Colombia








         The Products covered by the Distributorship Agreement shall be limited to the following:

--------------------------------------------------------------------------------------------------------------------------
CUSTOMER SERVICE &                       ADVANCED PRODUCTS                          PRODUCTION
LOGISTICS                                Telesales                                  Product Definition Management
Advanced Sales Order Processing          Warehouse Management                       Production Order Control
Inventory Management                     Advanced Customer Scheduling (incl.        Master Production Scheduling
Sales Analysis                           Advanced Shipping)                         Material Requirements Planning
Purchase Management                      Transport Planning                         Capacity Planning
Purchase Requisition                     Configurator                               Production Support
Forecasting                              Quality Management (AS/400 only)           Product Definition Mgmt. - Advanced
Distribution Requirements Planning       Service Management (includes Remote        (Process/Repetitive)
Vendor Scheduling (includes              Communications)                            Production Schedule Control
Advanced Receiving)                      Workshop Management                        (Repetitive)
Customer Returns                         Job Management
                                         EDI Application Interface
--------------------------------------------------------------------------------------------------------------------------
FINANCIAL                                VERTICAL PRODUCTS                          SYSTEM PRODUCT
Accounts Payable                         Style Distribution                         System Manager
Accounts Receivable                      Style Production                           --------------------------------------
Advanced General Ledger (incl.           Drinks Distribution                        TECHNOLOGY PRODUCTS
(RW) Financial Manager)                  Bonded Warehousing                         Screen Designer - (sold in five (5)
Cash Management                          Catchweight (Food)                         seat increments)
Advanced Financial Integrator                                                       Constructor - Scheduler
                                                                                    Constructor - Activity Processing
                                                                                    Constructor - Method Processing
                                                                                    Enterprise Activity Modeler
                                                                                    JBA Explorer
                                                                                    AIMS Tools
--------------------------------------------------------------------------------------------------------------------------

                                   SCHEDULE B

                  SALES TARGETS AND JBA COMMISSION/FEE POLICIES

I. Primary Sales Targets
   ---------------------

          Period Covered                 Sales Target
          --------------                 ------------

July 1, 1998 - December 31, 1998         US $ 500,000
January 1, 1999 - December 31, 1999      US $ 1,000,000

II. Fees/Commissions
    ----------------

        Software Product                 Commission/Fee Rate
        ----------------                 -------------------
        System 21                        40% of license fees*

        Support
        -------
        Annual Maintenance               50% of maintenance fees**

----------
   *Based upon amounts actually received by JBA and calculated for purposes hereof in U.S. dollars.

  **Based upon amounts actually received by JBA and calculated for purposes hereof, as provided hereafter, in U.S. dollars. If the annual maintenance agreement is a five year agreement, Distributor shall receive the percentage of the fees received set forth above, pro rated over five years, with two-fifths of the fees paid in year one, and one-fifth paid in each of years three, four and five. If the annual maintenance agreement is a three year agreement, Distributor shall receive the percentage of the fees received set forth above, pro rated over three years, with one third of the fee paid in each of year one, two and three. These fees are payable only during periods in which Distributor is providing first line support of such End User pursuant to the terms hereof and is not in breach of any term or condition of the Distributorship Agreement.

                                   SCHEDULE C

                          DISTRIBUTOR COMMITTED RESOURCES

I. Personnel:

         Distributor shall have and continuously employ during the term hereof in the Territory such number of executive, pre-sales, sales, post-sales and hotline support personnel dedicated exclusively to the duties and responsibilities set forth under the Distributorship Agreement in respect of the Products as may be necessary or required to perform the duties and responsibilities of Distributor but not less than 15 Persons.

II. Demonstration Facility:

         Distributor shall have and continuously maintain during the term hereof a demonstration facility in the Territory for the demonstration of Products and training of End Users, such facility to be reasonably acceptable to JBA, but at a minimum such facility shall have one or more central processing units capable of running the software Products in a demonstration, training and testing environment, network computer demonstration and training work stations, projectors and related projection equipment, chairs, keyboards and other equipment and amenities customarily used or made available in the industry generally for an executive level software demonstration facility. The demonstration facility computers shall be configured with JBA tools and running JBA applications, as localized, on an AS/400 or other hardware used or being considered for use by End Users and prospective End Users in the Territory.

III. Training:

         Distributor shall make its personnel available for Certification at reasonable times and shall otherwise be responsible for assuring that its employees are properly trained in the marketing, use, licensing, sales and servicing of the Products in the Territory.

IV. Hotline Support:

         Distributor shall establish and maintain a hotline support system staffed by trained personnel to provide first line support and maintenance to End Users in the Territory. Such support shall include telephone or written consultation during normal business hours in the Territory in connection with the installation, implementation and use of the Products using all standard help tools made available by JBA from time to time. Distributor shall keep records of all End User support system inquiries and the resolution of the problem identified. Copies of such reports shall be forwarded to JBA quarterly.


V. Local Marketing Commitment:

         Distributor shall expend an amount equal to two percent (2%) of Distributor's Primary Sales Target for each year during the term hereof on local marketing and advertisement of the Products in the Territory. Such marketing resources shall be expended by Distributor in the following areas (allocated as determined by Distributor but subject to audit and confirmation by JBA): print and other media advertisements; seminars; prospect mailings; trade shows and expositions; and other similar endeavors to market and promote the Products in the Territory.

                            KEY DISTRIBUTOR ADDENDUM

         This Key Distributor Addendum ("Addendum") is executed by the parties below as an amendment and supplement to the Distributorship Agreement between the parties. Capitalized terms used in this Addendum and not defined herein shall have the meanings given to such terms in the Distributorship Agreement.

         1. JBA hereby designates Distributor as a "Key Distributor" for the term of the Distributorship Agreement, unless earlier terminated by JBA in its discretion by notice to Distributor. Distributor hereby accepts the designation, and the duties and responsibilities set forth herein, as a Key Distributor of JBA in the Territory.

         2. In addition to the obligations of Distributor as set forth in the Distributorship Agreement, the Key Distributor shall be further responsible for the "localization" of JBA Products in the Territory at Distributor's expense. For purposes of the Distributorship Agreement and this Addendum, the term "localization" shall mean modifying, customizing and/or adapting designated JBA Products to meet all local fiscal and other requirements of the Territory.

         3. JBA shall provide assistance as reasonably requested in the Key Distributor's localization of such Products. Upon JBA's acceptance, in its discretion, of such Products as localized, and in consideration of Distributor's localization services, Distributor shall be entitled to an additional commission of ten percent (10%) on license fees received in respect of all such Products licensed in the Territory for two (2) years after the acceptance date, whether or not any such transaction was consummated by Distributor or any other JBA distributor authorized to do business in the Territory.

         4. JBA shall be the exclusive owner of all software and associated documentation for all Products developed by Distributor as a Key Distributor in accordance with the terms hereof. All source code for software developed by the Key Distributor shall be provided to JBA as a condition to JBA's acceptance of any localized Product.

         5. Upon termination or expiration of Distributor's status as a Key Distributor, JBA shall be entitled to appoint one or more Key Distributors in the Territory.

         6. All other terms, conditions and provisions of the Distributorship Agreement shall remain in full force and effect, except as amended and supplemental hereby.

         IN WITNESS WHEREOF, the parties have executed this Addendum, through their duly authorized representatives, as of the date set forth below.


JBA INTERNATIONAL, INC.                  DISTRIBUTOR



By: Bill Culp                            By: Rafael Delgado
    -----------------------------------      -----------------------------------
    Title: Vice President                    Title: Gerente General